                                  EXHIBIT 11.1
              STATEMENT OF COMPUTATION OF COMMON SHARES AND COMMON
                                SHARE EQUIVALENTS

                       WEIGHTED AVERAGE SHARES OUTSTANDING
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                        Three Months Ended
                                           September 30,
                                           -------------
                                        1994          1993
                                        ----          ----
Common Shares                         140,332        132,250

Convertible preferred shares            1,655          1,964

Stock options                          15,302         16,926
                                      -------        -------

Total weighted average
shares outstanding                    157,289        151,140
                                      -------        -------
                                      -------        -------


Net income available to
common stockholders                   $41,836        $25,740
                                      -------        -------
                                      -------        -------

Income Per Share:

Net income per share                   $ 0.27         $ 0.17
                                      -------        -------
                                      -------        -------

All share and per share data have been restated for all periods presented to reflect the two-for-one stock split payable in the form of a stock dividend which was distributed on December 15, 1993 to holders of record on November 30, 1993.